EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

OAK BROOK, Ill., Nov. 07, 2017 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended September 30, 2017.

For the quarter ended September 30, 2017, Great Lakes reported revenue of $163.3 million, net loss from continuing operations of $4.9 million and Adjusted EBITDA from continuing operations of $11.3 million.

Chief Executive Officer Lasse Petterson commented, "As communicated in our recent Business Update, we have completed an extensive analysis of the overall Company focused on improving the Company’s results in both the domestic and international markets, allowing us to focus on reducing debt, improving return on capital and enhancing our fleet. In the third quarter of 2017, we recognized a $2.0 million restructuring charge, related entirely to severance. We anticipate that this restructuring charge will total approximately $42-47 million with $39-44 million projected to be non-cash. As stated, we estimate that this restructuring will result in annual EBITDA cost savings of approximately $40 million to be fully realized in 2019. These savings are expected to be approximately $16 million of operational improvement to direct costs, approximately $9 million of asset based optimization and approximately $15 million of streamlined overhead and G&A costs. As we remove assets from service, we expect that these cost savings will be realized. We are confident that this restructuring will allow us to be in the best position to capitalize on the strong bid markets that we expect in the coming years.

During October sea trials, a mechanical issue involving the port side gearbox on the Tug Mackie delayed delivery of the ATB. The ATB is scheduled to reconvene sea trials this week.  Upon successful completion of sea trials, we will take possession of the ATB and she will sail to the Mississippi Coastal Improvement Program project where she will begin work.  We will have a better assessment of the specific delivery date once commissioning and sea trials are completed."

Chief Financial Officer Mark Marinko added, “During the third quarter of 2017, we experienced delays associated with Hurricanes Harvey, Irma, Maria and Jose, which caused work stoppage on our projects in the impacted areas."

Third Quarter Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended
	September 30,
	2017			2016
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$133,862	$29,667	$163,317	$154,448	$44,565	$198,869	$(35,552)

Gross Profit	16,427	268	16,695	16,522	3,522	20,045	(3,350)
Gross Profit Margin	12.3%	0.9%	10.2%	10.7%	7.9%	10.1%

Operating Income (Loss)	2,725	(3,727)	(1,002)	5,553	7,307	12,860	(13,862)
Operating Margin	2.0%	-12.6%	-0.6%	3.6%	16.4%	6.5%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the third quarter of 2017 was below the prior year period on lower foreign capital, domestic capital and coastal protection revenues offset by higher maintenance revenues. Rivers and lakes revenue increased slightly quarter over quarter.
  Gross profit margin increased from 10.7% in the prior year quarter to 12.3% in the current year quarter on lower plant and overhead costs.
  Operating income decreased from $5.6 million in the prior year quarter to $2.7 million in the current quarter primarily on higher G&A costs associated with the restructuring.
  Dredging backlog was $427.8 million at the end of the third quarter, which is a decrease of $39.9 million compared to backlog at December 31, 2016. This backlog does not include the $213 million of awarded work for the Charleston 2 project, as this contract was not awarded until October 2017.

Environmental & Infrastructure

  Revenue in the third quarter of 2017 decreased compared to the third quarter of 2016.  This decrease is a result of the combination of the loss of revenue associated with the Terra services assets as well as a decrease in the remaining core business due to lower bid volume and approximately $21 million of work being shifted into 2018.
  Gross profit margin decreased to 0.9% in the third quarter of 2017 as compared to 7.9% in the prior year quarter. This decrease is a result of the lower revenues and higher direct contract costs, slightly offset by lower plant and overhead costs. During the quarter, the E&I segment recognized a $2.9 million loss related to one specific project.
  Operating income decreased from $7.3 million in the third quarter of 2016 to a loss of $3.7 million in the current quarter as a result of the decrease in gross profit and an $8.6 million benefit related to the reversal of a potential earn-out and restricted stock units in the third quarter of 2016. This decrease was offset by reduced G&A expenses related to the divested Terra services assets and other cost reduction initiatives.
  Backlog was $58.2 million at the end of the third quarter, which is an increase of $20.5 million compared to backlog at December 31, 2016.

Total Company

  Total company G&A expenses were $17.5 million in the third quarter of 2017, a $10.3 million increase over the same period in 2016. This increase is primarily due to the $8.6 million benefit related to the reversal of the potential earn-out and restricted stock units in the third quarter of 2016 as well as $1.7 million of severance related to the restructuring actions taken during the third quarter of 2017.
  Net loss from continuing operations was $4.9 million compared to net income from continuing operations of $4.6 million in the third quarter of 2016.  The loss from continuing operations in the current period included an income tax benefit of $2.7 million and interest expense of $6.4 million.  The income in the third quarter of 2016 included an income tax expense of $2.9 million and interest expense of $4.8 million.
  Adjusted EBITDA from continuing operations was $11.3 million, $17.8 million lower than the prior year quarter driven primarily by the reduction in operating income.
  Total capital expenditures for the quarter were $12.6 million.  Capital expenditures included $8.5 million for construction of the Ellis Island. A majority of the remaining expenditures were for improvements to the dredging fleet. Capital expenditures during the third quarter of 2016 were $36.9 million and included $27.4 million for the Ellis Island, with the majority of the remainder for improvements to the dredging fleet. Final payment for the Ellis Island is expected to be approximately $11 million.
  Cash at September 30, 2017 was $10.5 million, with total debt of $426.0 million ($2.8 million short-term debt and $423.2 million long-term debt).
  Total Company backlog at September 30, 2017 was $486.0 million.

2017

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Nine Months Ended
	September 30,
	2017			2016
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$439,423	$73,602	$510,762	$453,122	$103,437	$554,180	$(43,418)

Gross Profit	52,386	6,265	58,651	63,943	348	64,291	(5,640)
Gross Profit Margin	11.9%	8.5%	11.5%	14.1%	0.3%	11.6%

Operating Income (Loss)	13,313	(6,601)	6,712	26,762	(10,173)	16,589	(9,877)
Operating Margin	3.0%	-9.0%	1.3%	5.9%	-9.8%	3.0%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue for the first nine months of 2017 decreased over the same period 2016 primarily due to decreases in capital and coastal protection work, slightly offset by higher maintenance and foreign revenues.
  Gross profit margin decreased during the first nine months of 2017 from 14.1% in the prior year compared to 11.9% in the current year on project mix.
  Operating income decreased $13.5 million year over year due to lower gross profit and higher G&A costs associated with the restructuring.

Environmental & Infrastructure

  Revenue decreased by $29.8 million in the first nine months of 2017 compared to the same time period in 2016. The decrease represents the loss of revenue associated with the divested Terra services assets, offset by a small increase in revenues at the core E&I business.
  Gross profit margin improved from 0.3% in the first nine months of 2016 to 8.5% in the first nine months of 2017 as a result of the divestiture of the Terra services assets, slightly offset by lower contract margin at the core E&I business due to a project loss totaling $3.6 million for the first nine months of 2017. Currently, we do not expect further losses associated with this project.
  Operating loss improved $3.6 million in the first nine months of 2017 due to improved gross profit margin and lower G&A costs associated with the divested Terra services assets, partially offset by an $8.6 million benefit related to the reversal of a potential earn-out and restricted stock units in 2016.

Total Company

  Total company G&A expenses were $51.6 million in the first nine months of 2017, a $4.6 million increase over the same period in 2016. This increase is primarily due to the $8.6 million benefit related to the reversal of the potential earn-out and restricted stock units in the third quarter of 2016 and $1.7 million of severance related to the restructuring in the third quarter of 2017. These two items were both offset by the lower costs associated with divested Terra services assets.
  Net loss from continuing operations was $9.7 million for the first nine months of 2017 compared to a net loss from continuing operations of $1.2 million in the same period 2016.
  Adjusted EBITDA from continuing operations was $43.1 million, a $17.3 million decrease over the first nine months of 2016.
  Total capital expenditures year to date were $45.1 million.  Capital expenditures include $26.9 million for construction of the Ellis Island. A majority of the remaining expenditures were for improvements to the dredging fleet. Capital expenditures during the first nine months of 2016 were $66.0 million and included $38.7 million for the Ellis Island, with the majority of the remainder for improvements to the dredging fleet.

Commentary
Mr. Petterson concluded, "The domestic dredging bid market totaled $809 million during the first nine months of 2017.  Our dredging segment won 40% of our addressable bid market, which is in line with our three year average win rate of 42%. During the third quarter, we were awarded $158 million in new work, including the Charleston 1 project valued at $47 million. The Company was also awarded four coastal protection projects ranging in value from $7 million to $19 million. Subsequent to the quarter end, we were awarded the $213 million Charleston 2 project. Domestically, the bid market continues to be focused on the large deepening projects with Boston Harbor Deepening expected to bid by the end of 2017. We expect the bid market for 2017 to be approximately $1.3 billion.

"Internationally, we continue to see progress in the bid market and expect to keep our overseas plant utilized into 2018.

"During the first nine months of 2017, our E&I segment was awarded $77 million in new work. The type of work awarded is consistent with our strategy going forward, and we believe it continues to position the segment well. Subsequent to the end of the third quarter of 2017, we have been awarded $3.9 million in additional new work. Similar to prior quarters this year, we have seen lower volume of bids than expected with bidding and work pushed into 2018. Although operating income has improved in the segment year over year, we expect that it will remain in an operating loss position for the full year 2017."

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 7, 2017 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 7898599. The conference call will be available by replay until Thursday, November 9, 2017, by calling 855-859-2056 and providing Conference ID 7898599. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from continuing operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net loss in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 127-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; losses attributable to our investments in privately financed projects and the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2016, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Contract revenues	$163,317	$198,869	$510,762	$554,180
Gross profit	16,695	20,045	58,651	64,291
General and administrative expenses	17,522	7,187	51,584	47,027
(Gain) loss on sale of assets—net	175	(2)	355	675
Operating income (loss)	(1,002)	12,860	6,712	16,589
Interest expense—net	(6,417)	(4,819)	(18,440)	(16,443)
Equity in earnings (loss) of joint ventures	26	6	(1,441)	19
Loss on extinguishment of debt	-	—	(2,330)	—
Other expense	(266)	(637)	(343)	(1,918)
Income (loss) from continuing operations before income taxes	(7,659)	7,410	(15,842)	(1,753)
Income tax (provision) benefit	2,714	(2,850)	6,112	559
Income (loss) from continuing operations	(4,945)	4,560	(9,730)	(1,194)
Loss from discontinued operations, net of income taxes	-	—	(12,697)	—
Net income (loss)	$(4,945)	$4,560	$(22,427)	$(1,194)

Basic earnings (loss) per share attributable to continuing operations	$(0.08)	$0.08	$(0.16)	$(0.02)
Basic loss per share attributable to discontinued operations, net of tax	—	—	(0.21)	—
Basic earnings (loss) per share	$(0.08)	$0.08	$(0.37)	$(0.02)
Basic weighted average shares	61,462	60,811	61,290	60,676

Diluted earnings (loss) per share attributable to continuing operations	$(0.08)	$0.08	$(0.16)	$(0.02)
Diluted loss per share attributable to discontinued operations, net of tax	—	—	(0.21)	—
Diluted earnings (loss) per share	$(0.08)	$0.08	$(0.37)	$(0.02)
Diluted weighted average shares	61,462	61,526	61,290	60,676

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$(4,945)	$4,560	$(22,427)	$(1,194)
Loss from discontinued operations, net of income taxes	-	—	(12,697)	—
Income (loss) from continuing operations	(4,945)	4,560	(9,730)	(1,194)
Adjusted for:
Interest expense—net	6,417	4,819	18,440	16,443
Income tax benefit	(2,714)	2,850	(6,112)	(559)
Depreciation and amortization	12,557	16,872	38,186	45,692
Loss on extinguishment of debt	-	—	2,330	—
Adjusted EBITDA from continuing operations	$11,315	$29,101	$43,114	$60,382

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2017	2016

Cash and cash equivalents	$10,469	$11,167
Total current assets	255,971	307,226
Total assets	841,691	893,588
Total current liabilities	126,691	179,834
Long-term debt	423,226	390,402
Total equity	228,724	247,890

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2017	2016	2017	2016
Dredging:
Capital - U.S.	$30,561	$59,811	$128,634	$152,083
Capital - foreign	5,849	21,139	37,423	34,331
Coastal protection	40,726	47,983	141,365	152,622
Maintenance	42,282	11,320	98,532	77,544
Rivers & lakes	14,444	14,195	33,469	36,542
Total dredging revenues	133,862	154,448	439,423	453,122
Environmental & infrastructure	29,667	44,565	73,602	103,437
Intersegment revenue	(212)	(144)	(2,263)	(2,379)
Total revenues	$163,317	$198,869	$510,762	$554,180

	As of
	September 30,	December 31,	September 30,
Backlog	2017	2016	2016
Dredging:
Capital - U.S.	$256,940	$234,575	$285,907
Capital - foreign	12,720	22,025	33,834
Coastal protection	78,670	109,871	152,167
Maintenance	54,068	56,929	44,181
Rivers & lakes	25,444	44,298	54,131
Total dredging backlog	427,843	467,698	570,220
Environmental & infrastructure	58,191	37,645	32,530
Total backlog	$486,034	$505,343	$602,750

GLDD FIN

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024